CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Retail Corporate Notes	$1,649,000	$191.45
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Filed under Rule 424(b)(5), Registration Statement Nos. 333-162219, 333-162219-01
Final Pricing Supplement No. 96 – dated July 25, 2011 (to: Prospectus dated May 18, 2010 and Prospectus Supplement dated September 20, 2010)
CUSIP Number	Aggregate Principal Amount	Price to Public	Selling Commission	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
78011RCV3	$1,649,000	100%	1.70%	$1,620,967	FIXED	4.35% (Per Annum)	MONTHLY	07/15/2018	08/15/2011	$2.05	NO	SENIOR
Redemption Information: Non-Callable/Non-Puttable Lead Manager and Lead Agent: RBS Securities Inc.
The Royal Bank of Scotland plc
Offering Dates: 07/18/2011 through 07/25/2011
Trade Date: 07/25/2011 @ 12:00 PM ET
Settlement Date: 07/28/2011
Minimum Denomination/Increments: $1,000.00/$1,000.00
Guaranteed in full by The Royal Bank of Scotland Group plc
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 2230 via RBS Securities Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

										The Royal Bank of Scotland plc Retail Corporate Notes Prospectus dated May 18, 2010 and Prospectus Supplement dated September 20, 2010